Exhibit 4.2

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of June 28, 2018 among the following: (i) Nordson Corporation, an Ohio corporation (“Nordson”); (ii) the lenders party hereto (each a “Bank” and collectively, the “Banks”); and (iii) KeyBank National Association, as the administrative agent (in such capacity, the “Administrative Agent”).

RECITALS:

A. Nordson, the Administrative Agent and the Banks are parties to the Second Amended and Restated Credit Agreement, dated as of February 20, 2015 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”).

B. In accordance with Section 2.07(b) of the Credit Agreement, Nordson notified the Administrative Agent of its request to increase the Total Commitment Amount by $250,000,000 (the “Revolver Increase”) and certain of the Banks (the “Increasing Banks”) are willing to increase their applicable Revolving Commitment in connection therewith, subject to the terms and conditions set forth herein.

B. Nordson has also requested that the Administrative Agent and the Banks amend certain provisions of the Credit Agreement as set forth herein, and the Administrative Agent and the Banks signatory hereto (constituting the Required Banks) are willing to do so, subject to the terms and conditions set forth herein.

AGREEMENT:

In consideration of the premises and mutual covenants herein and for other valuable consideration, Nordson, the Administrative Agent and the Required Banks agree as follows:

Section 1. Definitions. Unless otherwise defined herein, each capitalized term used in this Amendment and not defined herein shall be defined in accordance with the Credit Agreement.

Section 2. Amendments.

2.1 Amendment to Section 1.01. The following definitions of “Commitment Percentage”, “Defaulting Lender” and “Total Commitment Amount” are hereby amended and restated in their entirety as follows:

“Commitment Percentage” shall mean, at any time for any Bank, a percentage obtained by dividing such Bank’s Revolving Commitment by the Total Commitment Amount. The Commitment Percentage for each Bank as of the First Amendment Effective Date is set forth opposite such Bank’s name under the column headed “Commitment Percentage” as described in Schedule 1-A hereto.

“Defaulting Bank” shall mean, subject to Section 2.10(b), any Bank that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Bank notifies the Agent and the Borrowers in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Swing Line Bank or any other Bank any other amount required to be paid by it hereunder (including in respect of its participation in Swing Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Agent or Swing Line Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrowers, to confirm in writing to the Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrowers), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-in Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any reasonable determination by the Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.10(B)) upon delivery of written notice of such determination to the Borrower, each Swing Line Bank and each Bank.

“Total Commitment Amount” shall mean, as of the First Amendment Effective Date, the principal amount of Eight Hundred and Fifty Million Dollars ($850,000,000) (or its Dollar Equivalent in Alternate Currency), or such lesser or greater amount as shall be determined pursuant to Section 2.07 hereof; provided, however, that, for the purposes of determining the Total Commitment Amount, Agent may, in its discretion, calculate the Dollar Equivalent of any Loan on any Business Day selected by Agent.

2.2 Amendment to Section 1.01. The definition of “LIBOR Rate” is hereby amended by replacing the “.” at the end of clause (b) thereof with a “,” and adding the following proviso at the end of such definition:

“provided, that (i) to the extent a comparable or successor rate is approved by the Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent.”

2.3 Amendment to Section 1.01. The following definitions of “Bail-In Action”, “Bail-In Legislation”, “EEA Financial Institution”, “EEA Member Country”, “EEA Resolution Authority”, “EU Bail-In Legislation Schedule”, “First Amendment Effective Date” and “Write-Down and Conversion Powers” are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order thereto:

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“First Amendment Effective Date” shall mean [        ], 2018.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

2.4 Amendment to Section 2.07. Section 2.07 of the Credit Agreement is hereby amended by amending and restating clause (b)(i) thereof as follows:

“(i) At any time upon written notice to Agent, Nordson may request that the Total Commitment Amount be increased by an amount not to exceed Two Hundred Fifty Million Dollars ($250,000,000) in the aggregate for all such increases from the Closing Date until the last day of the Commitment Period, provided that (A) no Default or Event of Default has occurred and is continuing at the time of such request and on the date of any such increase and (B)

Nordson shall have delivered to Agent, together with such written notice, a copy of Nordson’s duly adopted corporate resolutions, in form and substance satisfactory to Agent, that authorize the borrowing of the requested increase in the Total Commitment Amount, which resolutions shall be certified by the Secretary of Nordson as being true, correct, complete and in full force and effect, provided, however, that Nordson may not make any such requests after the First Amendment Effective Date. Upon receipt of any such request, Agent shall deliver a copy of such request to each Bank. Nordson shall set forth in such request the amount of the requested increase in the Total Commitment Amount (which in each case shall be in a minimum amount of Twenty-Five Million Dollars ($25,000,000)) and the date on which such increase is requested to become effective (which shall be not less than 10 Business Days nor more than sixty (60) days after the date of such request and that, in any event, must be at least ninety (90) days prior to the last day of the Commitment Period), and shall offer each Bank the opportunity to increase its Revolving Commitment. Each Bank shall, by notice to Nordson and Agent given not more than ten (10) days after the date of Agent’s notice, either agree to increase its Revolving Commitment by all or a portion of the offered amount (each such Bank so agreeing being an “Increasing Bank”) or decline to increase its Revolving Commitment (and any such Bank that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase its Revolving Commitment and each Bank so declining or being deemed to have declined being a “Non-Increasing Bank”). If, on the 10th day after Agent shall have delivered notice as set forth above, the Increasing Banks shall have agreed pursuant to the preceding sentence to increase their Revolving Commitments by an aggregate amount less than the increase in the Total Commitment Amount requested by Nordson, Nordson may arrange for one or more banks or other entities that are reasonably acceptable to Agent (each such Person so agreeing being an “Augmenting Bank”) so long as such Augmenting Bank shall have a Revolving Commitment of not less than Ten Million Dollars ($10,000,000), and Nordson and each Augmenting Bank shall execute all such documentation as Agent shall reasonably specify to evidence its Revolving Commitment and/or its status as a Bank with a Revolving Commitment hereunder. Any increase in the Total Commitment Amount may be made in an amount that is less than the increase requested by Nordson if Nordson is unable to arrange for, or chooses not to arrange for, Augmenting Banks, in the full amount. If Increasing Banks and/or Augmenting Banks offer Revolving Commitment increases or new Revolving Commitments, as the case may be, in excess of the aggregate increase amount requested by Nordson, then Agent shall, in consultation with Nordson, determine each such Increasing Bank’s or Augmenting Bank’s percentage of the increased amount.”

2.5 Amendment to Section 5.04. Section 5.04 of the Credit Agreement is hereby amended and restated as follows:

“Section 5.04 Financial Covenants.

(a) Leverage Ratio. Nordson covenants that it shall not suffer or permit the Leverage Ratio to exceed (i) during the first two fiscal quarters of any Leverage Step-Up Period, 4.00 to 1.00, (ii) during the third and fourth fiscal quarters of any Leverage Step-Up Period, 3.75 to 1.00 and (iii) at all other times, 3.50 to 1.00.

(b) Interest Coverage Ratio. Nordson covenants that it shall not suffer or permit the Interest Coverage Ratio to be less than 2.50 to 1.00.”

2.6 Amendment to Section 10.20 The Credit Agreement is hereby amended by adding a new Section 10.20 thereto as follows:

“Section 10.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.”

2.7 Amendment to Schedules. Schedule 1-A of the Credit Agreement is hereby amended and restated in the form of Exhibit A attached hereto.

Section 3. Effectiveness. The effectiveness of this Amendment and the Revolver Increase are subject solely to the satisfaction of the following conditions precedent:

(i) this Amendment shall have been executed by Nordson, the Administrative Agent, the Required Banks and the Increasing Banks, and counterparts hereof as so executed shall have been delivered to the Administrative Agent;

(ii) the appropriate Note for the account of each Increasing Bank that has requested the same at least two Business Days in advance of the First Amendment Effective Date shall have been executed by Nordson and delivered to the Administrative Agent;

(iii) the Administrative Agent shall have received (A) a copy of the resolutions of the Board of Directors of Nordson relating to this Amendment and the Revolving Increase, and of all documents evidencing other necessary corporate action, as the case may be, and governmental approvals, if any, with respect to the execution, delivery and performance by Nordson of this Amendment and the Revolver Increase, all of which documents shall be in form and substance satisfactory to the Administrative Agent, and (B) a secretary’s certificate reasonably acceptable to the Administrative Agent (including evidence of authority and incumbency);

(iv) the Administrative Agent shall have received: (A) a copy of the Organizational Documents of Nordson and any and all amendments and restatements thereof, certified as of a recent date, in the case of the Articles of Incorporation of Nordson, by the Secretary of State of Ohio or, in the case of each other Organizational Document, certified by the secretary of Nordson; and (B) a copy of a good standing certificate from the Secretary of State of Ohio, dated as of a recent date, certifying as to the good standing of Nordson;

(v) all representations and warranties of Nordson contained herein or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made; and

(vi) Nordson shall have (a) paid to the Administrative Agent, for the benefit of the Banks and the Administrative Agent, the fees required to be paid pursuant to that certain Engagement Letter, dated as of June 13, 2018 and effective as of June 15, 2018, by and between the Administrative Agent and Nordson and (b) reimbursed the Administrative Agent for all reasonable and documented out-of-pocket expenses (including reasonable fees and disbursements of counsel to the Administrative Agent) in connection with the preparation, negotiation and effectiveness of this Amendment and any other amounts due and payable by Nordson under the Credit Agreement on or prior to the date hereof.

Section 4. Miscellaneous.

4.1 Representations and Warranties. Nordson, by signing below, hereby represents and warrants to the Administrative Agent, the Banks and the Increasing Banks that:

(i) Nordson has the legal power and authority to execute and deliver this Amendment;

(ii) the officer executing this Amendment on behalf of Nordson has been duly authorized to execute and deliver the same and bind Nordson with respect to the provisions hereof;

(iii) the execution and delivery hereof by Nordson and the performance and observance by Nordson of the provisions hereof do not violate or conflict with the Organizational Documents of Nordson or any law applicable to Nordson or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Nordson;

(iv) after giving effect to this Amendment, no Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof;

(v) Nordson does not to its knowledge have any claim or offset against, or defense or counterclaim to, any obligations or liabilities of Nordson under the Credit Agreement or any other Loan Document;

(vi) this Amendment constitutes a valid and binding obligation of Nordson in every respect, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies; and

(vii) each of the representations and warranties set forth in Article V of the Credit Agreement is true and correct in all material respects as of the date hereof, except to the extent that any thereof expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

4.2 Credit Agreement Unaffected. Each reference to the Credit Agreement or in any other Loan Document shall hereafter be construed as a reference to the Credit Agreement as amended hereby. Except as herein otherwise specifically provided, all provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby and the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects. The parties hereto acknowledge and agree that the amendments contained herein do not constitute a novation of the Credit Agreement, the other Loan Documents or the Indebtedness described therein, and shall not, in any case, affect, diminish or abrogate the Borrower’s liability under the Credit Agreement or any other Loan Document or the priority of the Credit Agreement or any other Loan Document. This Amendment is a Loan Document.

4.3 Waiver. Nordson, by signing below, hereby waives and releases the Administrative Agent and each of the Banks and their respective Affiliates, officers, directors, attorneys, agents and employees from any and all known claims, offsets, defenses and counterclaims arising out of or related to the transactions contemplated by this Amendment or any of the other Loan Documents, or any act, omission or event occurring in connection herewith or therewith, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

4.4 Entire Agreement. This Amendment, together with the Credit Agreement and the other Loan Documents integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

4.5 Counterparts This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

4.6 Governing Law. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF OHIO WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. TO THE FULLEST EXTENT PERMITTED BY LAW, NORDSON HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF OHIO GOVERNS THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

4.7 JURY TRIAL WAIVER. EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signature pages follow.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

NORDSON CORPORATION, as the Borrower

By:

Name:
Title:

KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent and as a Bank

By:

Name:
Title:

[ ], as a Bank

By:

Name:
Title:

Exhibit A

Schedule 1-A

Banks and Commitments

Bank	Commitment Percentage	Revolving Commitment Amount
KeyBank National Association	11.176470588%	$95,000,000.00
JPMorgan Chase Bank, N.A.	9.411764706%	$80,000,000.00
MUFG Bank, LTD. (formerly known as The Bank of Tokyo-Mitsubishi UFJ, LTD.)	9.411764706%	$80,000,000.00
PNC Bank, National Association	9.411764706%	$80,000,000.00
Citizens Bank, N.A.	9.411764706%	$80,000,000.00
Bank of America, N.A.	9.411764706%	$80,000,000.00
Wells Fargo Bank, N.A.	8.000000000%	$68,000,000.00
HSBC Bank USA, N.A.	6.470588235%	$55,000,000.00
The Huntington National Bank	5.529411765%	$47,000,000.00
Branch Banking and Trust Company	5.294117647%	$45,000,000.00
U.S. Bank National Association	5.294117647%	$45,000,000.00
The Northern Trust Company	4.117647059%	$35,000,000.00
Commerzbank AG, New York Branch	4.117647059%	$35,000,000.00
Fifth Third Bank	2.941176470%	$25,000,000.00

Total Commitment Amount:	100.00%	$850,000,000.00